AMENDMENT TO

AGREEMENT FOR

PURCHASE OF WATER ASSETS

OF THE TOWN OF PORT DEPOSIT

AND FOR THE PROVISION OF POTABLE WATER SERVICES

THIS AMENDMENT TO AGREEMENT for Purchase of Water Assets of the Town of Port Deposit and for the Provision of Potable Water Services (this “Amendment”) is entered into as of this 1st day of November, 2010, by and among Artesian Water Maryland, Inc. (“Artesian MD” or “Buyer”), a Delaware corporation, Artesian Resources Corporation (“Guarantor”), a Delaware corporation, and Mayor and Town Council of Port Deposit, Maryland, a body corporate and politic organized under the laws of the State of Maryland (the “Town” or “Port Deposit”).

Artesian MD, Guarantor and the Town have previously entered into that certain Agreement of Purchase of Water Assets of the Town of Port Deposit and for the Provision of Potable Water Services relating, among other things, to the sale and purchase of the Purchased Assets, which has been previously amended by the Franchise For Water Services Agreement By And Between the Town of Port Deposit, Artesian Water Maryland, Inc. and the Guarantor, including, without limitation, Subsections 3.1(a) and 3.1(h) thereof (as amended, the “Agreement”).

WHEREAS, Artesian MD, Guarantor and the Town desire to amend the Agreement as set forth herein.

NOW, THEREFORE in consideration of the representations, warranties, covenants and agreements of the parties hereinafter set forth, as well as for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Artesian MD, Guarantor and Port Deposit, intending to be legally bound hereby, do hereby agree as follows:

1.           Recitals; Definitions.  The recitals set forth above are hereby incorporated herein.  Any initial capitalized term not defined herein shall have the meaning ascribed to such term in the Agreement.

2.           Section 7.11 of the Agreement is hereby deleted in its entirety and replaced with the following:

“7.11           Repayment of MWQFA Obligations.  This Agreement is conditioned upon the repayment by Port Deposit, under the terms and conditions of a payoff letter (the “MWQFA Payoff Letter”) to be delivered by the Maryland Water Quality Financing Administration (the “MWQFA”) and a closing instruction letter (the “Closing Instruction Letter) to be executed by and among the Town, Buyer, Guarantor and Stewart Title (the “Title Agent”), of all of Port Deposit’s obligations under (i) the Drinking Water Loan Agreement between MWQFA and the Town of Port Deposit, and the underlying Promissory Note provided by Port Deposit to the MWQFA, in the initial principal amount of up to $296,000 (the “Primary Drinking Water Loan”) and (ii) the Drinking Water Loan Agreement (the “Loan Agreement”) between the MWQFA and the Town of Port Deposit, and the underlying Promissory Note provided by Port Deposit to the MWQFA, in the initial principal amount of $74,000 (the “Forgiveness Drinking Water Loan” and, collectively with the Primary Drinking Water Loan, the “MWQFA Obligations”), after giving effect to any forgiveness of the Forgiveness Drinking Water Loan approved by MWQFA, it being agreed by the parties that such a repayment may be effectuated by and through the establishment on or prior to the Closing Date of an irrevocable escrow funded by the Drinking Water Loan Prepayment Amount (as defined below), providing for the repayment of such MWQFA Obligations via disbursement by the Title Agent from said escrow on the date of the funding of such escrow or on a later date, (as specified in the Closing Instruction Letter).  The parties understand that the Town’s prepayment of the Primary Drinking Water Loan may only be made by prepayment at such time and with such a prepayment premium as may be approved by the MWQFA, pursuant to Section 3.10 of the Loan Agreement relating thereto, and that prepayment of the Forgiveness Drinking Water Loan may only be made on terms agreed to between the Town and MWQFA.  In addition to the consideration described in Section 2.4 of the Agreement (as previously amended), Buyer shall, on or prior to the Closing Date, remit to the Town, via payment to the Title Agent, an amount equal to the prepayment price for the Primary Drinking Water Loan, as established by the MWQFA, which amount shall not exceed $206,000 (such deposit being the “Drinking Water Loan Prepayment Amount”).  The Town shall irrevocably direct such escrow agent to apply the Drinking Water Loan Prepayment Amount to repay the MWQFA Obligations and shall obtain from the MWQFA documentation evidencing the full satisfaction and discharge or forgiveness of the MWQFA Obligations.  The Town shall provide Buyer with release documentation and evidences of payment in form and substance satisfactory to Buyer and its counsel, including, without limitation, a copy of promissory notes evidencing the MWQFA Obligations marked “paid in full” or “forgiven” pursuant to the terms of the MWQFA Payoff Letter, within five (5) Business Days after the Town’s receipt thereof from MWQFA.”

3.           (a)           The second sentence of Section 2.3(b) of the Agreement is hereby amended by inserting “the MWQFA Obligations (as defined in Section 7.11), any Liabilities related to grants or loans received by the Town or the Port Deposit Water and Sewer Authority from the Maryland Department of the Environment (including, without limitation, as relates to Maryland Department of the Environment Water Supply Financial Assistance Project No. WSG 03.08 or the Port Deposit Water Supply System), or” between “assumed” and “any of the following Excluded Liabilities…”

(b)           A new sentence shall be added at the end of Section 2.3(b) of the Agreement, as follows:

“Nothing in this Section 2.3(b) shall be construed to create a representation by the Town to any third party that the Town has any Liability for any grants or loans received by the Port Deposit Water and Sewer Authority.”

4.           The first paragraph of Section 2.4(b) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“In consideration of the sale, assignment, transfer, conveyance and delivery of the Purchased Assets by Port Deposit to the Buyer and in reliance on the representations, warranties, covenants and agreements made by Port Deposit in this Agreement, at the Closing, the Buyer shall (a) pay to Port Deposit Two Hundred Fifty Thousand Dollars, less (i) the Deposit, (ii) any moneys owed to Artesian Utility Development, Inc. for operating the plant and equipment prior to Closing, and (iii) any additional closing proration adjustments calculated pursuant to Section 2.4(d) or as otherwise agreed between the parties, (b) deliver a Promissory Note in the sum of Eight Hundred Thousand Dollars ($800,000) (the “Promissory Note”) payable in four installments of $200,000, the first installment of which shall be paid on the Closing Date (or the day after the Closing Date) and the remaining three installments of which shall be paid on the first day of July following the Closing and annually thereafter on the first day of July, and (c) assume the Assumed Liabilities.  Additionally, Buyer shall fund at Closing such amounts as required to be funded by Buyer under Section 7.11 hereof.”

5.           Section 3.1 of the Agreement is hereby amended by adding the following sentence to the end of Section 3.1:

“Notwithstanding the foregoing provisions of this Section 3.1, the parties agree that the Closing shall occur on the date occurring on or prior to the Closing Deadline (as defined in the Franchise Agreement For Water Services Agreement By and Between Port Deposit and Buyer, dated April 27, 2010) that is mutually acceptable to the Buyer, Port Deposit and Guarantor.

6.           (a)           Section 3.2(a) of the Agreement is hereby amended by adding the following at the end of clause (vii):

“, including information referenced on Schedule 2.1(g).”

(b)           Section 3.2(a)(ix) of the Agreement is hereby amended by deleting the words “a resolution” and replacing them with “an ordinance”.

(c)           Section 3.2(a) of the Agreement is hereby amended by adding the following clauses (xiv) and (xv) to the end of Section 3.2(a):

“(xiv) a copy of the Payoff Letter related to payment of the MWQFA Obligations (as defined in Section 7.11) in the form mutually acceptable to the Buyer and Port Deposit, duly executed by an authorized officer of MWQFA (as defined in Section 7.11).

(xv)           such documents regarding the satisfaction and discharge of the MWQFA Obligations as required under Section 7.11 hereof shall have been deposited into the escrow described in Section 7.11 hereof.”

7.           Section 3.2(b) of the Agreement is hereby amended as follows:

(b)           Clause (iii) of Section 3.2(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(iii)           [Intentionally deleted];”

(b)           The first clause (v) of Section 3.2(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(v)           [Intentionally deleted];”

(c)           The second clause (iv) of Section 3.2(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“The Guaranty of the Guarantor with respect to the Promissory Note;”

8.           A New Section 3.2(c) shall be added to the Agreement, as follows:

“(c)           Billing and Accounting for Water System; Post Closing Adjustments.

Billing and accounting for Customers of the Water System is conducted in arrears.  The Town has issued to Customers bills for the calendar quarter which ended on September 30, 2010 and for prior quarters.  Following Closing, the Town shall be entitled to all payments it receives for amounts billed Customers of the Water System prior to Closing.  If the Buyer collects any payments from Customers for services rendered prior to September 30, 2010, it shall account for and remit such payments to the Town not later than ten (10) days after the end of each month in which such payments are received by Buyer.

(i)           With respect to the days of water service provided by the Town between October 1, 2010 and the Closing Date (the “Partial Period”), and all billing and collection efforts related thereto, it shall be handled by the Town and Buyer as follows:

(A)           Buyer will read the meters on or about the customary end of quarter December 31;

(B)           Buyer shall prepare and send to Customers bills for the quarter commencing October 1, 2010, no later than January 15, 2010.

(C)           Buyer will calculate the ratio of days served by the Town during the Partial Period and days served by Artesian, and determine for each individual customer the appropriate amount to send to the Town to account for the period of time during the Partial Period when service was provided by the Town.  All time periods will be based upon actual meter reading dates; and

(C)           Buyer will pay the Town the amounts it collects and is properly attributable to the provision of service by the Town during the Partial Period (the “Collected Amounts”) not later than ten (10) days after the end of each month in which such payments are received by Buyer.

(ii)           After Closing, the Buyer shall undertake to collect Customer accounts due and owing to the Town for the Partial Period by the same methods and with the same diligence as the Buyer used to collect user fees from Customers that it services, including, without limitation, the shutting off of water service to the properties of delinquent Customers.

(iii)           Should the Town collect any payments from Customers for services rendered after Closing, it shall account for and remit such payments to the Buyer later than ten (10) days after the end of each month in which such payments are received by the Town.

(iv)           The provisions of this Section 3.2(c) shall survive Closing.”

9.           Section 4.9 of the Agreement is hereby amended in its entirety to read as follows:

“4.9           Taxes; Rebates.

(a)           Port Deposit has no unpaid liability for Taxes required to have been paid with respect to any taxable periods ending on or prior to the Closing Date.

(b)           Port Deposit has no unpaid liability for any rebates or penalties in lieu of rebate pursuant to Section 148 of the Code and with respect to bonds or other evidences of indebtedness of the Town relating to the Purchased Assets (the “Bond Indebtedness”), including the MWQFA Obligations (as defined in Section 7.11 hereof).

(c)           Port Deposit has filed or will cause to be timely filed all filings to be made with the Internal Revenue Service or any other Governmental Authority in respect of the Bond Indebtedness, including such filings with respect to the MWQFA Obligations following the Closing Date.

(d)           Port Deposit has not made or permitted to be made any use of the proceeds of the Bond Indebtedness that has caused or would cause the Bond Indebtedness to be “arbitrage bonds” within the meaning of Section 148 of the Code.  Port Deposit has complied with the provisions of Section 148 that are applicable to the Bond Indebtedness.

(e)           (i) No deficiency for any amount of rebates or penalties in lieu of rebates has been asserted or assessed by the Internal Revenue Service or any other Governmental Authority with respect to the Bond Indebtedness; (ii) no notice of audit or possible assessment has been received by Port Deposit from the Internal Revenue Service or any other Governmental Authority with respect to the Bond Indebtedness, and (iii) Port Deposit has not agreed to any waiver or extension of the statute of limitations applicable to the imposition, assessment or collection of any rebate or penalties in lieu of rebate with respect to the Bond Indebtedness.”

10.           Section 7.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“7.1           Payment of Taxes and Rebates; Audits.  From and after the Closing through and including the date that is the seventh (7th) anniversary of the Closing Date, Port Deposit and the Buyer shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such data relating to Taxes, prior Tax Returns, filings with the Internal Revenue Service or other Governmental Authorities in respect of Taxes and other information as may be reasonably requested for the preparation by the Buyer or Port Deposit of any Tax Returns or other filings with the Internal Revenue Service or other Governmental Authorities in respect of elections, consents or certificates required to be prepared and filed by the Buyer or Port Deposit and any audit or other examination by the Internal Revenue Service or any Governmental Authority, or judicial or administrative examination, proceeding or other enforcement action relating to liability for Taxes by the Internal Revenue Service or other Governmental Authority (each, an “Audit”). The Buyer and Port Deposit will each retain and provide to the other party all Books and Records and other information which may be relevant to any such Tax Return or filings with the Internal Revenue Service or other Governmental Authorities in respect of any Audit or determination, and will each provide the other party with any final determination of any such Audit or determination that affects any amount required to be shown on any Tax Return of the other party for any period.  Without limiting the generality of the foregoing, each of the Buyer and Port Deposit shall retain copies of all Tax Returns or other filings with the Internal Revenue Service, supporting work schedules and other records relating to tax or other reporting periods or portions thereof ending prior to or on the Closing Date.

The Town acknowledges that, following the Closing, it shall remain responsible for any filings, audits or other examinations by the Internal Revenue Service or any Governmental Authority, or any judicial or administrative examination, proceeding or other enforcement action, in each case relating to or in respect of the Bond Indebtedness.”

11.           Counterparts.  This Amendment may be executed and delivered in any number of original or facsimile counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

12.           Ratification.  The Agreement, as amended hereby, remains in full force and effect and is hereby ratified and confirmed, as amended by this Amendment.

[signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Amendment to Agreement for Purchase of Water Assets of the Town of Port Deposit and for the Provision of Potable Water Services.

ATTEST: /s/ John J. Schreppler, II Name: John J. Schreppler, II Title: Vice President and General Counsel	BUYER: ARTESIAN WATER MARYLAND, INC., a Delaware corporation By: /s/ Joseph A. DiNunzio Name: Joseph A. DiNunzio Title: Executive Vice President
ATTEST: /s/ Terry Adams Name: Terry Adams Title: Secretary	THE TOWN OF PORT DEPOSIT, by the Mayor and Town Council By: /s/ Kerry Anne Abrams Kerry Anne Abrams, Mayor
ATTEST: /s/ John J. Schreppler, II Name: John J. Schreppler, II Title: Vice President and General Counsel	GUARANTOR: ARTESIAN RESOURCES CORPORATION, a Delaware corporation By: /s/ Joseph A. DiNunzio Name: Joseph A. DiNunzio Title: Executive Vice President